Exhibit 99.1

Universal Logistics Holdings, Inc. Acquires Southern Counties Express, Inc.

Warren, MI – August 10, 2018 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, announced today its acquisition of Southern Counties Express, Inc. (“Southern Counties”).  Servicing the Ports of Los Angeles and Long Beach for more than 25 years, Southern Counties offers full-service harbor drayage, transloading, warehousing, and project cargo services to a portfolio of Fortune 500 companies across a number of industries, including Retail, Electronics and Health & Fitness Equipment. According to the Port of Los Angeles, Southern Counties was a top-ranked carrier in terms of the total number of moves in 2017. Partnering with over 250 independent contractors, Southern Counties reported total operating revenues of $54.4 million for the year-ended December 31, 2017. Pursuant to the acquisition, Southern Counties will operate as part of Universal Intermodal, Inc. and is expected to be immediately accretive.

“As we continue to execute our acquisition strategy, I am excited to welcome Southern Counties to the Universal family of companies,” stated Jeff Rogers, Universal’s Chief Executive Officer.  “For three generations, Southern Counties built a successful reputation servicing the Ports of Los Angeles and Long Beach, and we look to continue that long tradition. The addition of Southern Counties gives Universal a meaningful footprint in southern California and a solid platform for further expansion in this key transportation market.”

The cash purchase price was $65 million, subject to customary post-closing adjustments. Plethora Businesses served as exclusive financial advisor to Southern Counties.

About Universal

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, dedicated, intermodal, and value-added services.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Examples of forward-looking statements include, among others, statements we make regarding guidance relating to income from operations, total operating revenues, and earnings per diluted share. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.